EXHIBIT 10.14

TRANSLATION FOR CONVENIENCE ONLY - NOT LEGALLY BINDING

TRANSLATION

THE YEAR TWO THOUSAND AND SIX, February 11.

BEFORE Me Danielle LESIEUR, Notary at Trois-Rivières, Province of Quebec.

APPEARED:

WATER BANK OF AMERICA INC., also acting under the trade name BANQUE D’EAU DES AMÉRIQUES INC., a corporation legally constituted in virtue of a Canada Business Corporations Act by a Certificate of Incorporation dated September 3, 2002 and registered under number 1161019428, having its head office at 5 Place Ville Marie, Suite 1108, Montreal, Province of Quebec, H3B 2G2, Canada, herein represented by Mr. Jean-Jean Pelletier, duly authorized in virtue of a resolution of the sole director dated February 11, 2006, copy of said resolution has been annexed hereto, further to it having been recognized as a true copy and signed by the representative in the presence of the notary.

Hereinafter referred to as “the vendor”

AND

ANTIROUILLE MÉTROPOLITAIN CANADA LTÉE, a corporation duly incorporated in virtue of the Canadian Business Corporations Act by way of a Certificate of Incorporation dated May 22, 2003, registered under the number 1161580890, having its head office at 3175 Thibeau Blvd., Trois-Rivières, Province of Quebec, G8T 1G4, herein represented by Mr. Bruno St-Onge, President duly authorized by a resolution of the sole director dated February 11, 2006, copy of which has been annexed hereto, further to it having been recognized as a true copy and signed by the representative in the presence of the notary.

Hereinafter referred to as “the purchaser”

WHICH declare and covenant as follows:

1.	DECLARATIONS

1.1	A promise to purchase and sale of shares has been signed by Mr. Bruno St-Onge and the vendor. Pursuant to said promise, Bruno St-Onge designated Antirouille Métropolitain Canada Ltée as the purchaser.

1.2	The conditions provided for in paragraph 2.1 of the said promise have been fulfilled.

1

1.3	In addition, the vendor, remitted the duly endorsed share certificates to the purchaser within the agreed upon delay in the promise.

2.	DEED OF SALE

Consequently, the vendor sells with legal warranty to the purchaser, whom purchases, all but not less than all the shares issued and in circulation of 4287762 Canada Inc., to wit:

3.	DESCRIPTION OF THE SHARES

One Hundred (100) class “A” shares represented by certificate A-5 from the capital stock of 4287762 Canada Inc.

4.	PURCHASE PRICE

The present sale is made for the price of TWO MILLION SEVEN HUNDRED FORTY THOUSAND DOLLARS ($2,740,000.00) equivalent to the consideration established at the section entitled “Purchase Price” of the promise to purchase and sale. The purchase price has been paid in full to the vendor for which the latter declares itself quit for so much.

5.	CONFIRMATION OF THE DECLARATION OF THE PARTIES

The parties confirm the declarations, undertakings and warranties endorsed by one another in the promise to purchase and sale of shares which copy is annexed hereto further to it having been recognized as being true and signed for identification by the parties in the presence of the undersigned notary, except for the following provisions which were modified:

a)	the agreement mentioned at paragraph 2.1.2 of said promise is replaced by:

•	a license agreement
•	an agreement for the supply of spring water
•	an agreement for the manufacture of secured spring water ice cubes and water bottles.

copies of said agreements are annexed hereto further to said agreements having been recognized as true and signed for identification by the parties in the presence of the undersigned notary;

b)
the annex mentioned at paragraph 3.1 of said promise is replaced by the annex which is attached hereto further to said annex having been duly recognized as true and signed for identification by the parties in the presence of the undersigned notary;

c)	the purchaser and the vendor acknowledge by these presents having approved the financial statements of 4287762 Canada Inc. filed on July 27, 2005 and January 31, 2006.

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6.	UNDERTAKINGS OF THE VENDOR

a)
The vendor warrants that there are no amounts due by 4287762 Canada Inc. to Yves Thériault, and undertakes to reimburse to the purchaser all amounts which 4287762 Canada Inc. may be obliged to pay Yves Thériault;

b)
The vendor agrees to pay the fees which are owed to FELDMAN ROLLAND, LAWYERS, in the amount of thirty-four thousand five hundred and seven dollars and fifty cents ($34,507.50) which amount represents the latter’s fees until December 31, 2005 as well as the amount of twenty-six thousand seven forty-three dollars and thirty-one cents ($26,743.31) to Patrick Prince, C.A., representing the fees owed to the latter until this date and authorizes the undersigned notary to pay the aforementioned amounts from the amounts which the undersigned notary may hold in her trust account in relation with the present transaction.

7.	ENTIRE AGREEMENT

7.1
The present agreement and promise to purchase and sale of shares as well as the annexes attached hereto constitute the full agreement between the parties to these presents and supercedes all prior verbal or written agreements, contracts or undertakings. The parties may not modify the terms of this agreement unless they expressly consent to it in writing.

7.2	The invalidity of a provision stipulated herein shall not render the entirety of the present agreement null and void.

8.	ELECTION OF DOMICILE

The vendor: 5 Place Ville Marie, Suite 1108, Montreal, Province of Quebec, H3B 2G2;

The purchaser: 3175 Thibeau Blvd., Trois-Rivières, Province of Quebec, G8T 1G4;

Or at any such other address which one of the parties may indicate to the other by way of a written notice.

WHEREOF ACTE at Trois-Rivières, under the number thirteen thousand seven hundred thirty-seven (13,737) of the minutes of the undersigned notary.

AFTER DUE READING HEREOF, the parties signed in the presence of the undersigned notary.

WATER BANK OF AMERICA INC.

(SGD)

Per: Jean-Jean PELLETIER

3

ANTIROUILLE MÉTROPOLITAIN CANADA LTÉE

(SGD)

Per: Bruno ST-ONGE

(SGD)

Me Danielle LESIEUR, Notary

4

EXHIBIT 10.14 ANNEXE

TRANSLATION FOR CONVENIENCE ONLY – NOT LEGALLY BINDING

TRANSLATION

PROMISE TO SELL

BETWEEN

WATER BANK OF AMERICA INC., also acting under its trade name “BANQUE D’EAU DES AMÉRIQUES INC., corporation legally constituted pursuant to the Canada Business Corporations Act by way of a Certificate of Constitution dated September 3, 2002, registered under the number 1161019428, having its head office at 1000 de la Gauchetière Street West, Suite 2400, Montreal, Province of Quebec, H3B 4W5, Canada, represented by Jean-Jean Pelletier, duly authorized in virtue of a resolution of the sole director of the corporation dated the date of signature of these presents.

Hereinafter referred to as the “vendor”

AND

Bruno ST-ONGE, 3175 Thibeau, Trois-Rivières, Province of Quebec, G8T 1G4 or all other person, company or corporation designated by him.

Hereinafter referred to as the “purchaser”

WHICH declare and covenant as follows:

1.	DECLARATIONS

The vendor declares:

1.1
that in virtue of a sale of shares agreement entered into on July 28, 2005, which copy is annexed hereto as annex A (hereinafter referred to as “the Sale of Shares Agreement”) it purchased from Gestion Bruno St-Onge, Yves Thériault and Bruno St-Onge one hundred percent (100%) of the shares issued and in circulation (hereinafter referred to as the ‘Shares”) of 4287762 CANADA INC. (hereinafter referred to as the “Corporation”);

1.2	To be prepared to sell all but not less than all of the Shares of the Corporation.

The purchaser declares:

1.3	To be prepared to acquire all but not less than all the Shares of the Corporation.

2.	OBJECT AND DESCRIPTION OF THE SHARES

2.1	The vendor promises to sell to the purchaser the Shares and the purchaser promises to purchase said Shares from the vendor, the whole subject to the conditions hereinafter stipulated:
2.1.1
The undertaking stipulated at paragraph 2.1 herein is conditional upon the lifting of each and every conditions provided for in the Pledge Agreement entered into on July 28, 2005 which copy is annexed hereto as Annex B (hereinafter referred to as the “Pledge Agreement”) and upon conferring a complete, final and definitive release and discharge to the vendor to that effect by the parties whom are a party to said Pledge Agreement;

2.1.2	The parties entered into an agreement for the supply and manufacture of secured spring water ice cubes duly approved by the parties hereto;

2.1.3	The purchaser is satisfied with his due diligence.

2.2	The sale is made with legal warranty, subject to the declarations or restrictions hereinafter provided for.

2.	At the closing date, the vendor shall remit to the purchaser the share certificate “A-5” representing the Shares and all other documents required.

3.	PURCHASE PRICE

3.1
The sale is made for a purchase price of two million seven hundred forty thousand dollars ($2,740,000.00) which amount is payable in cash on the day of the sale. The vendor undertakes to pay from the funds disbursed for the purchase price all amounts mentioned on the document annexed hereto as “Annex C”.

4.	DATE OF THE SALE

4.1	The sale shall take place on/or before February 15, 2006.

5.	DECLARATIONS AND WARRANTIES OF THE VENDOR

The vendor declares and warrants the following:

5.1	To the exception of the Pledge Agreement, the Shares are free and clear of all obligations.

5.2
To the exception of the Pledge Agreement, the Shares are not subject to any hypothecs nor any obligation restricting the rights of the vendor with respect to the exercise of the characteristics inherent to the Shares.

5.3
The Corporation was constituted pursuant to the Canadian Business Corporations Act and its head office is situated at 12271 Route 11, Village Blanchard, New-Brunswick, Canada, E8P 1R4. On the date of signature of the deed of sale, the Corporation shall provide an attestation of conformity and shall guarantee that its status with that respect has not changed since the issuance of the Certificate of Incorporation.

5.4	The only shares of the share capital are:

5.4.1	Description of the shares

5.4.1.1	Share certificate A-5 of the shares of the Corporation totalling one hundred (100) shares.

5.5
There are presently no issuance of shares in process. There are no subscription of shares in process. There are no options in process. There are no notices to purchase or to redeem shares in process. There are no purchase or redemption of shares in process. There are no subdivision, consolidation, reclassification or other modification of shares described in its capital structure in process.

5.6
To the exception of the Pledge Agreement, no restrictions are imposed on the transfer of the Shares which would prevent the sale of the Shares. In addition, the restrictions on the transfer of Shares, if any, shall be respected in a manner in which to grant the purchaser indisputable title to the property of the sold shares.

5.7
The Corporation is the absolute proprietor of all the movable property utilized for the operating of the Business and notably the immovables, the machineries and all assets described in the annex attached hereto; there are no hypothecs, servitudes, restrictions, lease or other rights whatsoever which affect the movable property except for the hypothecs in favour of Gestion Bruno St-Onge Inc. and the debts which the vendor agreed to pay from the funds received in consideration of the purchase price.

5.8
Taking into consideration the normal wear and tear, all the equipment owned by the Corporation are in good working order. All the goods which constitute the stock have a good market value in virtue of the general accounting principals.

5.9
At the closing date, the minutes and other registers of the corporation shall accurately recur to the decisions and resolutions adopted by the directors and shareholders of the Corporation, together with any material decisions enacted thereat.

5.10	To the exception of the Pledge Agreement, there are no contracts to which the vendor or the Corporation are a party to which would prevent the sale of the Shares.

5.11
The Corporation has not awarded any compensation, indemnity or raised the compensation or remuneration of shareholders, directors, officers or employees, allotted bonuses or commissions, or modified in any way whatsoever the insurance policies, retirement or pension plans or other plan to which shareholders, directors, officers and employees would participate in the benefits;

5.12	The Corporation has not modified or agreed to modify its act of incorporation, its by-laws or its share capital;

5.13	The Corporation has not hypothecated, assigned in warranty or otherwise affected its assets.

5.14
There are no legal proceedings, claims, legal measures or procedures against the Corporation or the vendor or in relation to the assets or its Property which may unfavourably affect in a substantial manner the Corporation, its activities or its financial situation or which could prevent the vendor to sell the shares to the purchaser.

5.15	The Corporation is not a party to any contract or undertaking other than the ones contracted in the course of normal and ordinary business.

5.16
All contracts between the Corporation and its officers, executives, agents, consultants and advisers are likely to be terminated with a maximum twenty-four (24) hour prior written notice which termination will not give way to a claim in the form of a penalty or a premium, damages or a demand by an employee to be re-integrated to his position.

5.17
The Corporation is not a party to any collective bargaining agreement or part of any employment contract or service contract which would oblige the Corporation to carry out payments or to furnish certain advantages except for the ones provided for by the applicable legislation in the cases of lay-offs or employment termination.

5.18
The Corporation has no plan nor does it have a bonus system, gratification system, deferred compensation system, a profit sharing system, pension fund or a retirement fund. The Corporation is no way obligated, not for the present and nor is it for the future, to pay any pension whatsoever, deferred compensation or retirement allocation to whomever;

5.19
The Corporation insures its assets with reputable insurance brokers against the normal insured risk for businesses similar to the one which is operated by the Corporation and it is in good standing with respect to each insurance policies.

5.20	The Corporation is not a party to any contract with product and service suppliers in relation to its business.

5.21	The immovables, equipment and machinery of the Corporation are not subject to, acting as a lessee or lessor. [sic]

5.22
The Corporation is a resident within the meaning of the Income Tax Act (Canada) and within the meaning of the Income Tax Act (Quebec) and it has no intention of modifying its residence. The Corporation is principally controlled and administered in Canada, its existence is in good standing and it has the power to possess and to sell the Shares without any other formality than the ones already observed or the ones that shall be at the date of sale and afterwards until the closing date.

5.23
The information contained in the present declarations and warranties do not comprise any reluctance, any concealment likely to induce the purchaser in error with respect to the business, its movable property or assets or liabilities.

5.24
The warranties contained in the foregoing declarations are carried out within the scope to establish the financial situation of the Corporation and of the vendor himself at the date of these presents; the warranties entail the obligation to maintain their veracity and accuracy as well as their full application until the date of sale, inclusively.

6.	DECLARATIONS AND WARRANTIES OF THE PURCHASER

The purchaser declares and warrants to the vendor:

6.1	That he is not a ‘non-Canadian” within the meaning ascribed to this term by the investment Canada Act;

6.2	That there are no legal proceedings instituted against it which the effect would prevent the purchaser to purchase the Shares or to pay the said Shares in accordance with the terms provided herein;

7.	SURVIVAL OF VENDORS WARRANTIES

7.1	If, after the date of sale, a declaration, representation or a warranty of the vendor proves to be inaccurate and which would cause a prejudice for the purchaser or the Corporation, the vendor:

a)	undertakes to reimburse to the purchaser, upon simple demand the full amount which represents all losses or damages incurred by it.

b)
undertakes to pay to the Corporation, upon simple demand and without prejudice to all other recourses, a sufficient amount in order to reinstitute the Corporation in the same financial and juridical situation it would have been in if such declarations, representations or warranties would have been accurate, the vendor therefore not having any recourse against the Corporation or the purchaser following such payment.

7.2
The recourses of the purchaser or the Corporation shall cease at the expiry of a period of twelve (12) months following the signature of the deed of sale, except for the claims concerning the Income Tax of the Corporation and the claims concerning the declarations, representations and warranties and which claims will have been denounced in writing before the expiry of the delay provided for herein.

7.3
To the exception of the claims based on fraud, the claims against the vendor concerning Income Tax of the Corporation shall be extinguished at the expiry of the twelve (12) month period following the signature of the deed of sale if such claim has not been denounced in writing within said delay.

7.4
There shall be no time limit or prescription with respect to the Corporation or the vendor’s liability with respect to Income Tax, Consumption Taxes and remittances for deduction at source and based on false representations or fraud committed by the Corporation or its directors.

7.5
The vendor’s responsibility concerning the declarations, representations and warranties against which claims will have been filed in writing within the above-mentioned delays shall continue to be in effect until their indemnification will have been adjudicated or rejected on a definitive basis.

7.6
If the claims denounced by a third party against the Corporation or the purchaser are equivalent to a default of the vendor concerning the latter’s declarations, representations and warranties, the purchaser shall duly notify the vendor in writing at its earliest convenience. The vendor is entitled to contest such a claim at its own cost if it wishes to do so provided that the choice of its legal counsel is approved by the purchaser if the contestation is carried out in the name of the Corporation or of the purchaser. In such a case, the vendor shall furnish a guarantee judged sufficient by the purchaser which would guarantee the professional fees, judiciary and extra-judiciary fees of the legal counsel and lawyers until a final decision on said claims is rendered. Until a final decision on the contestation is rendered, all amounts owed to the vendor and owing by the latter can be deposited in trust with the trustee elected by the purchaser or the Corporation.

7.7
The vendor’s default to inform in writing the purchaser within twenty (20) days of the notice provided for in paragraph 6.6 of his undertaking to contest the claim shall permit the Corporation to require from the vendor a full reimbursement of the claim which it paid, starting from the end of said delay.

7.8
In the event that the fiscal authorities present a claim to the Corporation with respect to a period covered by the warranties of the vendor, the latter shall acquit said claim on behalf of the Corporation. Failing which, the Corporation shall be entitled to pay said claim and shall require the total and immediate reimbursement thereof. In the event that the vendor availed itself of his right to contest such claim and that a settlement or a favourable adjudication to the Corporation ensues, the purchaser shall personally guarantee that the Corporation shall reimburse to the vendor the amounts which the vendor will have paid to the purchaser or the amounts subject to which the Corporation will have effected compensation with as mentioned hereinabove, however said compensation shall be only to the extent of the amounts which the Corporation will have received following such settlement or judgment.

8.	UNDERTAKINGS OF THE VENDOR UNTIL THE CLOSING DATE

8.1
At all times until the closing date, the vendor, the executives of the Corporation and its legal counsel, its accountants, its fiscalist and its insurers shall answer, in writing, upon the purchaser’s or upon the purchaser’s legal counsel or upon his accountant’s demand, to all questions emanating from either one of the aforementioned individuals relating to the financial statements, communications of the executives of the Corporation and its counsel with fiscal authorities, with respect to its administration, the state of its movable property, to the operations and relationship with its clients and suppliers, franchisors or franchisees for whatever period in question, provided that said information is pertinent for the appreciation of the true situation of the Corporation as at the closing date.

8.2	At the closing date, the vendor shall deposit the securities and the following documents duly signed and endorsed, if the case may be:

a)	the original share certificates sold;

b)
the qualifying share certificate duly endorsed by the individuals to whom they are issued to, unless the presence of the aforementioned individuals are not required because they are directors of the Corporation and their letters of resignation; [sic]

c)
a declaration from all shareholders and all directors according to which no amounts are owed to them for any reason whatsoever, as a loan or advance, dividend or unpaid salary or for all other claim whatsoever and that they do not have any cognizance of the existence of a lawsuit and/or a claim;

d)	the consent of all persons which are in their right to pronounce themselves on the transfer of property of the shares which are the object of the sale.

9.	DEFAULT

9.1 The debtor of an obligation provided for in the present agreement is deemed to be in default to execute such obligation by the simple lapse of time or by the expiry of a delay provided herein for its execution without any further delay nor formalities.

10.	SCOPE OF THE REPRESENTATIONS AND WARRANTIES

10.1 The parties hereto recognize that each and every representation and warranties of the vendor including each and every of their undertakings and other conditions stipulated to the present agreement constitute an essential element for the purchaser without which the latter would not have contracted. If the undertakings, conditions, representations or warranties are diminished, contradictory or in any way whatsoever affect their value, the purchaser is not deemed to have consented to said representations and warranties or to have renounced to them, unless the purchaser has expressly consented or expressly renounced thereto in writing.

11.	TERMINATION CLAUSE

11.1
If before the closing date, one or another of the representations, warranties or conditions stipulated in the present agreement are inaccurate in that they are not cured by the vendor at the expiry of a thirty (30) day delay, the purchaser can at its own discretion elect to terminate the present agreement with a simple written notice to the vendor and in that case, the purchaser and the vendor shall be liberated of all obligations incumbent upon them in virtue of these presents.

11.2	The invalidity of a stipulation shall not render the present agreement null and void.

12.	NOTICE

12.1
All notices conferred in virtue of the present agreement shall be in writing. All notices or documents transmitted in virtue of these presents have to be sent to the following addresses or at any such other address in Quebec which a party hereto may designate by notice in writing so given to the other party hereto except as expressly provided to the contrary herein;

a)	for the purchaser:

Me Danielle Lesieur, Notary
20 Mgr Comtois Street
Trois-Rivières, Quebec
G8T 9B5;

b)	for the vendor:

Feldman Rolland, s.e.n.c., Lawyers
5 Place Ville Marie
Suite 1108
Montreal, Quebec
H3B 2G2

13.	GENERAL PROVISIONS

13.1	The present agreement is governed by the laws of the Province of Quebec.

13.2	The rights and obligations of the parties hereto shall bind them solidarily as well as their successors and their respect heirs.

13.3	The headings are inserted solely for the purpose of facilitating the references and they shall in no way be used to interpret the agreement.

13.4
Each party shall assume the payment of all commissions as well as fees and costs of their counsel and mandataries in relation with the preparation, negotiation and drafting of these presents and the transactions which are contemplated herein.

13.5	Any modification to a provision herein has to be executed in writing and signed by the parties concerned.

13.6
None of the parties to the present agreement can assign to whomever, fully or in part, its rights in virtue of the provisions of these presents (not in any balance of sale) without having obtained the prior written consent by the other parties concerned to that effect, under sanction of nullity, to the exception of all persons nominated by Bruno St-Onge.

13.7	The obligations which bind many debtors are solidary.

14.	ACCEPTANCE OF THE COVENANTS

14.1	The acceptance of the present covenants does not constitute a sale agreement between the parties.

14.2
The present agreement shall bind the parties from the moment of their signature hereto, as if they would sign at the same moment or starting from the moment that the first signatories would have received a written notice of the signature of the last party.

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THE PRESENT AGREEMENT IN FOUR COPIES AT TROIS-RIVIÈRES THIS 26TH OF JANUARY 2006.

WATER BANK OF AMERICA INC.

(SGD)
Per:	________________________________
Jean-Jean Pelletier

(SGD)
_______________________________________
BRUNO ST-ONGE